EXHIBIT 99.1

February 23, 2015

For Immediate Release
Darci Valentine
darci.valentine@adesa.com
(317) 249-4414

ADESA Announces Decision to Not Participate in Proposed Multi-Platform System (MPS) Initiative

Proposed MPS would increase costs and reduce competition

Carmel, IN, February 23, 2015 — ADESA, a business unit of KAR Auction Services (NYSE: KAR), announced today that it will not proceed with a currently proposed MPS for the auto remarketing industry. The company has worked for nearly two years with major industry partners and invested several million dollars in attempting to evaluate and develop an MPS that would benefit both sellers and buyers. Unfortunately, in light of the current competitive landscape, technology challenges and expected antitrust issues, ADESA has concluded it would not be prudent to further pursue this initiative.

“After lengthy and protracted efforts to create an MPS, our industry partners have been unable to agree on the best way to execute this solution,” said Peter Kelly, president of the company’s Digital Services Group. “While we remain very committed to supporting industry-wide associations and initiatives that provide tangible value for our customers, such as NAAA, IARA, AutoIMS, AuctionNet, AuctionAccess and AutoGrade, MPS, in its current form, creates complex issues and significant antitrust risks."

As currently structured, the proposed MPS would subject market participants to heightened technology requirements and expenditures. ADESA also believes the proposed MPS structure and its associated economic and governance model poses antitrust risks by raising new barriers to entry for smaller industry players, reducing competition among the auctions and increasing costs for sellers, buyers and ultimately retail consumers.

“After much deliberation, we have concluded that the potential benefits to customers of the currently proposed MPS are not commensurate with all of the costs and risks,” said Kelly.

“We are committed to investing our resources to the benefit of our customers,” said Stéphane St-Hilaire, chief executive officer and president. “As we have publicly stated, we are focused on enhancing technologies for our customers, expanding our geographic footprint and increasing our online buyer network, which supports both physical and online sales.”

About ADESA

ADESA offers a full range of auction, reconditioning, logistical, and other vehicle-related services to meet the remarketing needs of both its institutional and dealer customers. The company handles virtually every stage of the used-vehicle lifecycle through its related subsidiaries of PAR North America, RDN, AutoVIN and CarsArrive. Remarketing services include a variety of activities designed to transfer used vehicles between professional sellers and buyers.

ADESA hosts weekly sales at its 65 auction locations across the United States, Canada and Mexico. The company also builds and manages online sale platforms for many major vehicle manufacturers. The company’s online auction venues include ADESA LiveBlock, which simulcasts vehicles worldwide; and ADESA DealerBlock, which offers two ways to buy: bid-now sales events or buy-now pricing 24/7. ADESA is part of the KAR Auction Services family of companies. Visit ADESA.com for details.

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